Co-Packing Agreement

THIS CO-PACKING AGREEMENT (this "Agreement") is entered into between Optimus Fulfill LLC ("OFL") 204 Airline Dr., Suite 700, Coppell, Texas 75019 and Rocky Mountain High Brands, Inc. (RMHB) 9101 LBJ Freeway, suite 200, Dallas, Texas 75243 on this 22nd day of January 2019 (the "Effective Date"), with reference to the following facts:

W I T N E S S E T H:

WHEREAS, OFL is engaged in the business of producing, processing and packaging teas, juices, and other beverages, among other things;

WHEREAS, RMHB is engaged in the business of marketing and selling beverages, among other things; and

WHEREAS, RMHB desires to retain OFL to produce, process and package certain Products (as defined herein) for RMHB at OFL's facility on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the various agreements, covenants and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Products

This Agreement shall cover the following products of RMHB (collectively, the "Products") attached hereto as Exhibit A. The individual service components (e.g., varieties, pack sizes, ingredients and packaging materials and pack fee) specific to each line of Products shall be set forth on the applicable Exhibit relating to such Products. The parties may add additional Products to the services covered hereunder by mutual written agreement of the parties from time to time and attaching a new exhibit to this Agreement.

2.	Raw Materials
a.	It is understood that RMHB will provide all raw materials necessary for the production, processing, batching, labeling, and packaging of the Products, except that OFL will provide those raw materials as agreed to by mutual written agreement of the parties. All materials to be provided by RMHB for any Products must be received by OFL at least five (5) days prior to the scheduled production run for such Products. OFL will store the raw materials provided by RMHB for a period of up to three (3) weeks prior to the scheduled production run. All materials must be of high quality, comply with all applicable laws and regulations, and be received properly marked, labeled, and without damage. All materials must arrive with appropriate documentation, including Safety Data Sheets (SDS), kosher certification, organic certifications, and complete bills of lading. If materials are of liquid consistency, the bill of lading must indicate both liquid and weight measure, or accurate conversion.

b.	If at any time RMHB desires that its raw materials be destroyed, RMHB shall deliver to the OFL Quality Director written instructions authorizing that destruction. RMHB will pay all associated costs of destruction and removal of raw materials, including all return freight and shipping costs.
3.	Minimum Scheduled Production Run

A "scheduled production run" is defined as cases and/or cans per variety or sku. A "variety or sku" is defined as a different flavor or different formula or bottle size/type or pack size. Scheduled production runs that are different than the agreed volume numbers in Exhibit A will be subject to approval by OFL and special terms and charges will be negotiated between the parties in advance of any such production run.

4.	Pack fee and Service Costs
a.	The pack fee and service costs to be paid by RMHB for the Products produced, processed and packaged are detailed in Exhibit A for such Products. The pack fee set forth in Exhibit A will be renegotiated after the initial 24 months based on then current labor and associated costs. Cost of ingredients supplied by OFL (if any) and special supplies (if any) will be billed separately. Charges for other services are listed in Sections 5, 7 and 10 of the Agreement.
b.	The pack fee as set forth in Exhibit A includes the following:

i	Labor required to produce, process, batch and package such Products,
ii.	Standard handling and warehousing of all necessary raw and packaging materials for up to three (3) weeks prior to the scheduled production run,
iii.	Testing and analysis of such Products for verification of proper batching,
iv.	Documentation and reporting costs, and
v.	Any other items listed in Exhibit A for such Products.
c.	The pack fee as set forth in Exhibit A does NOT include the following amounts, which shall be billed in addition to the pack fee when applicable:

vi.	Any loss of packaging materials or Product due to inferior ingredients or raw material provided by RMHB.

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vii.	Any loss of production time due to late arrival of goods or materials will be billed at $500 per hour in fifteen-(15) minute increments.

viii.	Product rework for any reason outside of OFL control or as instructed by RMHB for any reason after successful production of good Product will be billed at a rate negotiated in advance and based on the specific service requested.
d.	Any loss of production time caused by OFL failure to give the required notice of any change to the production schedule will be credited to RMHB at the rate of $500 per hour in fifteen (15) minute increments for any lost scheduled time.

5.	Quality Control and Specifications
a.	RMHB shall deliver to OFL a specification sheet for each Product, in each case setting forth the quality specifications for such Product (each, a "Specification Sheet"). OFL shall mix, process, sample, test, pack, code, store, handle, stage shipping and perform such other services as may be reasonably required to produce and package each Product to meet the quality specifications as outlined in the applicable Specification Sheet for such Product. OFL will make any necessary adjustments to the Product during production to ensure that the finished Product meets these specifications. Such specifications may be changed from time to time by agreement between the parties which shall be acknowledged in writing. Changes to the specifications of any Product which result in a significant change in OFL's cost to produce the Product, as determined by OFL, will cause an amendment to the pack fee or service charges set forth in Exhibit A for such Product to reflect the change.
b.	OFL shall conduct tests reasonably necessary to ensure that the Products provided to RMHB pursuant to this Agreement are safe for human consumption and conform to the requirements of this Agreement when delivered to RMHB.

c.	The Products formulas and specifications will be owned exclusively by RMHB, and OFC shall have no rights of ownership in, or use of, for themselves or for third parties.

d.	Finished Products that do not meet the agreed upon specifications or that become damaged and are thus unacceptable for resale prior to shipping or prior to transfer of the Product out of the care and control of OFL will be reimbursed by OFL, at the RMHB cost of goods.
e.	RMHB agrees to allow OFL to ship finished Product based on the rule of first-in/first-out within each flavor of Product. OFL will not be responsible for out-of-date or short-date Product unless OFL fails to follow the rule of first-in/first-out.
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f.	At any time during the Term of this Agreement RMHB shall have the right to send authorized representatives to observe and inspect production of the Products during OFL's regular business hours at such date and time as may be agreed between the parties in advance.

6.	Documentation

OFL will provide to RMHB all agreed upon documentation, records and reports regarding the Products. This will include accurate finished goods case counts and ingredients and packaging material inventories. Batch sheets and inventory sheets will be provided within 48 hours of the production day, excluding weekends and holidays. RMHB may, at any time during OFL's regular business hours inspect OFL to verify inventory levels, at such date and time as may be agreed between the parties.

7.	Equipment

RMHB may bring its own equipment for the sole use of producing its own products. This equipment will be owned by RMHB and maintained by OFL. Should OFL want to utilize this equipment for other customers, OFL must receive written approval from RMHB and the fee to use the equipment must be mutually agreed upon. RMHB has the sole right to refuse use of the equipment to competitive products.

8.	Warehousing

OFL agrees to store the packaging material at the rate of $10.00 per pallet per month or partial month until goods are removed. RMHB will not be charged for finished Products and packaging material warehoused for fifteen [15] days following the date of production, processing and packaging.

9.	Pallets

OFL uses only grade "A" pallets. RMHB may choose to provide its own pallets, in which case OFL will not be held liable for any damages caused by defective pallets.

10.	Payment Terms
a.	Credit account limit will be set from time to time at OFL sole discretion. A production run in excess of that amount will require a deposit in advance for the difference. Upon acceptable credit history with OFL, the credit limit and deposit requirement may change at the sole discretion of OFL and will be evidenced by written notice to RMHB.
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b.	Each production run will be invoiced separately. 50% payments are due to OFL on issue of purchase order (PO) and 50% on completion of production. OFL may charge 1% late fee on production and storage invoices not paid after fifteen (15) days, it is agreed that OFL shall have a lien for any amounts due and payable to OFL. Failure to pay any charges will be cause for cancellation of contract. RMHB agrees to pay all collection costs and attorneys' fees in the event legal action is required to collect on unpaid balances.

11.	Production Scheduling
a.	Each month OFL will set a production schedule for the next month allocating production line time for each customer based on production needs and information provided by each customer in advance. Unless RMHB and OFL mutually agree upon a different procedure, RMHB will provide, on the 15th day of each month, a rolling schedule of production for the Products for the following three (3) months. The next immediate full month will be a firm commitment, while the remaining two months will be non-binding estimates.
b.	RMHB may request alterations to the production schedule provided to OFL, provided, however, that requests for schedule changes for a production run are received one (1) full week prior to the date on which the previously scheduled production run was to take place. OFL will try to accommodate RMHB schedule requests and changes, but changes are not guaranteed. Any loss of line time and changeover time caused by RMHB failure to give the required notice of any change to the production schedule will be billed to RMHB at the rate of $500 per hour for any lost scheduled time.
12.	Confidentiality
a.	RMHB and OFL agree to hold in strict confidence the confidential information of the other, such confidential information to include without limitation the computer programs and software, accounting methodologies, pricing systems, cost of goods sold, manufacturing and assembly processes, designs, product margins, product formulation and recipes, manufacturing processes, customer lists or records, customer information, supplier and vendor information, trade secrets, marketing information and distribution information; provided, however, that confidential information shall expressly not include information which (i) is or becomes publicly known and such public knowledge or disclosure is not the result of any act or failure to act on the part of the receiving party, or any officer, director, manager, employee, agent, advisor or contractor of the receiving party or (ii) is already known to the receiving party at the time of disclosure without restriction of confidentiality, as evidenced in writing.
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b.	Upon termination of this Agreement for any reason, if either party makes a written or oral request to the other, such other party shall destroy or return to the requesting party all tangible forms of the requesting party's confidential information and will immediately destroy all notes, summaries, work papers, analyses, or other documents, whether in paper or electronic form, prepared from such information. If a party is requested or ordered (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the confidential information disclosed to it, such party shall notify the other party of such request so that such other party may consider seeking a protective order. If the notified party fails to take timely action to quash or resist such disclosure, then if the party subject to the request or order would, in the opinion of legal counsel, be liable for contempt or suffer other censure or penalty if it did not disclose the confidential information, then such party may disclose such information without liability hereunder.
c.	During the term of this Agreement and for a period of two (2) years following termination or expiration of this Agreement, neither party shall, without the other party's written consent, solicit for employment or employ any person who is now employed by the other party, provided, however, that this provision shall not prohibit a party from making general solicitations of employment not directed specifically at the other party's employees.

13.	Intellectual Property
a.	RMHB's Products, name, trademarks identified in Exhibit A attached hereto (the 'Marks’), service marks, brand name, insignia, symbols, trade dress, signage, HRMHP/HARPC, SOP’s (standard operating procedures), blend sheets, recipes and artwork are collectively referred to herein as, the "RMHB Intellectual Property". Except as set forth below in this Section 13, OFL has no right to use, or authorize the use of, the RMHB Intellectual Property. All RMHB Intellectual Property shall remain the sole and exclusive property of RMHB.
b.	OFL is hereby granted a limited, non-exclusive, royalty-free, revocable license to use the Marks in the form provided or otherwise approved by RMHB in connection with the manufacture of the Products and in accordance with and subject to the terms, conditions and quality controls of this Agreement. RMHB represents and warrants that the RMHB Intellectual Property does not infringe or misappropriate any patent, copyright, trademark, trade secret, trade dress or other proprietary rights of a third party.
c.	Notwithstanding anything to the contrary in this Agreement, if OFL provides any services to RMHB in connection with developing new blends or recipes for new products of any kind ("New Products"), RMHB shall own all right, title and interest in and to such New Products (including all associated intellectual property rights).
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14.	Indemnities and Insurance

a.	Indemnities. OFL SHALL DEFEND HOLD HARMLESS AND INDEMNIFY RMHB FROM AND AGAINST DAMAGES, LOSSES, COSTS AND EXPENSES INCLUDING REASONABLE ATTORNEY'S FEES PAID OR INCURRED BY RMH OR ITS MANAGERS, OFFICERS, EMPLOYEES OR AFFILIATES ARISING OUT OF OR RESULTING FROM OFL NEGLIGENCE.

RMHB SHALL DEFEND HOLD HARMLESS AND INDEMNIFY OFL FROM AND AGAINST DAMAGES, LOSSES, COSTS AND EXPENSES INCLUDING REASONABLE ATTORNEY'S FEES PAID OR INCURRED BY OFL OR ITS MANAGERS, OFFICERS, EMPLOYEES OR AFFILIATES ARISING OUT OF OR RESULTING FROM RMH NEGLIGENCE.

b.	Insurance. Prior to any services being performed under this Agreement, OFL shall furnish to RMHB certificates of insurance evidencing the existence of the following insurance policies and the fact that RMHB is afforded insurance coverage as an additional insured under each of the policies specified below:

i.	Commercial General Liability Insurance, on an occurrence basis, including a duty to defend, which must provide $2,000,000 each occurrence limit as minimum limits of insurance coverage for bodily injury and property damage.

ii.	Product Recall Insurance, with minimum limits of $2,000,000 per occurrence. The policy must provide coverage for expenses associated with recalling products affected by OFL. The policy must include coverage for accidental contamination, malicious contamination, product rehabilitation and loss of RMHB gross profit.

Prior to any services being performed under this Agreement, RMHB shall furnish to OFL a certificate of insurance evidencing the existence of the following insurance policy and the fact that OFL is afforded insurance coverage as an additional insured under the policy specified below:

iii.	Commercial General Liability Insurance, on an occurrence basis, including a duty to defend, which must provide $2,000,000 each occurrence limit as minimum limits of insurance coverage for bodily injury and property damage.

Policy renewal dates must be noted, and new certificates must be provided, meeting the requirements noted above, throughout the entire Term.

15.	Compliance and Applicable Laws

All Products shall be manufactured and/or packaged in strict compliance with all applicable federal, state, and local laws and regulations, including Good Manufacturing Practices prevailing in the industry, and without limitation, possessing and maintaining all necessary permits and licenses.

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16.	Term/Termination/Return of Property

a.	Term. The term of this Agreement shall commence on the Effective Date and shall expire on December 31, 2024, unless earlier terminated in accordance with the terms of this Agreement.

b.	Termination. Either party shall have the right to terminate this Agreement by providing written notice 180 calendar days in advance. Both parties also have the right to immediately terminate this agreement under the following circumstances:

i.	Where either party has failed to perform or comply with any material term or condition hereof and, after being duly notified in writing of such failure by the other party, has failed to cure such failure within thirty (30) days of receipt of such notice.

ii.	Where RMHB fails to make any payment for goods and services due to OFL within ten (10) days after receipt of written notice of default from OFL.

c.	Return of Property. Upon termination of this Agreement for any reason, RMHB, at its own expense, shall arrange for removal of all raw materials, packaging supplies, equipment and finished product for which RMHB has paid within a reasonable period of time but not to exceed thirty (30) calendar days after termination date.

17.	Notices

Any and all notices which either party may desire to give to the other under the terms of this Agreement shall be in writing and shall be delivered to the business address as printed in this Agreement.

18.	Force Majeure

Either party shall be excused from performance under this Agreement (except with respect to any payment obligation hereunder) while and to the extent that performance is prevented by an Act of God, strike or other labor dispute, war or war condition, riot, civil disorder, terrorism, government regulation, embargo, fire, flood, weather, ingredient or raw goods availability, accident or other casualty beyond the reasonable control of such party.

19.	Severability and Governing Law

In the event that any provision of this Agreement is declared invalid or contrary to any law, rule, regulation or public policy of the United States or the State of Texas, all the remaining provisions hereof shall continue in full force and effect. This agreement shall in all respects be governed by and construed and enforced in accordance with the laws of the State of Texas. This Agreement, and all controversies, claims and disputes arising out of or relating to this Agreement or either party’s performance under this Agreement, including claims for breach of contract and related causes of action, shall be governed by the laws of the State of Texas. Sole and exclusive jurisdiction and venue shall be in the State District Courts or Federal Courts in Dallas, Texas.

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20.	Entire Agreement

This Agreement constitutes the entire understanding between the parties and replaces and supersedes any previous agreements, understandings or arrangements between the parties. This Agreement may not be amended, altered, or modified except by a written instrument executed by a duly authorized officer of each party.

21.	Independent Contractors.

Each party hereby acknowledges and agrees that (a) it is an independent contractor and not an employee, agent or representative of the other party, and (b) it is not authorized to assume or create any obligation or responsibility on behalf of the other party, including but not limited to obligations based on representations, warranties or guarantees. Neither party, nor any of its employees, agents or representatives, shall misrepresent such status or authority.

22.	Assignment.

This Agreement shall not be assigned, in whole or in part, by either party without the prior written consent of the other party.

23.	Access to OFL’s manufacturing and packaging facility.

OFL agrees that RMHB and/or its agents, including but not limited to employees, contractors, auditors, or other consultants will be allowed access to view, inspect, and/or count all inventory on hand at OFL’s facility with no more than three (3) days’ notice provided to OFL.

24.	Non-Disclosure Agreement.

All terms and conditions of the non-disclosure agreement (NDA) between the parties are incorporated herein by reference for all purposes. The NDA remains in full force and effect.

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AS EVIDENCED BY the signatures of duly authorized officers below, RMHB and OFL agree to the terms and conditions of this Co-Packing Agreement as of the Effective Date.

Rocky Mountain High Brands, Inc.	Optimus Fulfill LLC

By: /s/ Michael Welch	By: /s/ Aloke Mishra

Name: Michael Welch	Name: Aloke Mishra

Title: President and CEO	Title: Chief Operating Officer

Address:		Address:
	9101 LBJ Freeway		204 Airline Drive
	Suite 200		Suite 700
	Dallas, TX 75243		Coppell, TX 75019

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EXHIBIT A

QUALITY AND PRODUCT LINE

This QUALITY AND PRODUCT LINE incorporates the terms of the parties’ Co-Packing Agreement by reference and provides additional detail regarding the parties’ rights and responsibilities under the Co-Packing Agreement.

1.	Inspection of Materials and Finished Product.

a.	All raw materials will be inspected by OFL for external condition and intact authentic prior to production.

b.	OFL will provide RMHB the inspection and testing documentation for each batch (lot) of finished Products.

c.	RMHB reserves the right to inspect finished Products and designate a third-party analytical lab to test the Products.

d.	RMHB will have seven (7) days from production date to inspect finished Products and to provide written notice to OFL in the event of a serious defect, which shall include, rancidity, failure to comply with the Co-Packing Agreement or a similar defect. RMHB shall not be obligated to pay OFL for defective Products.

2.	Production, Processing and Packaging of the Products.

a.	OFL agrees to comply with all production, processing and packaging requirements for manufacturing equipment, manufacturing environment, equipment cleaning and storage, line clearance, certification of the manufacturing area, certification and training of the manufacturing personnel, laboratory equipment, laboratory environment and certification and training of the testing laboratory personnel. OFL will make RMHB aware of the presence of any potentially hazardous products and to provide for adequate storage. OFL will adhere to regulatory restrictions on storage of different types of products.

b.	The production, processing and packaging of RMHB Products by OFL must follow and be in compliance with all standard operating procedures (“SOPs”). OFL will ensure the Products are consistently produced according to quality standards associated with Good Manufacturing Practice (GMP) and any applicable regulatory requirements. For each batch of Products produced, processed and packaged for RMHB, OFL will prepare complete production, processing and packaging documentation. This complete documentation will be retained by OFL and readily accessible for review and inspection by RMHB or regulatory authorities. Any waste product will be destroyed in a secure and legal manner, preventing unauthorized use or environmental problems.

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3.	Notification and Approval of Deviations. Should there be a significant deviation from stated production, processing and packaging specifications, OFL will notify RMHB within two (2) working days from time of discovery. A significant deviation is defined as any Out-Of-Specification (“OOS”) result and/or any production, processing, packaging, labeling, or testing deviation that may affect the quality, safety, or efficacy of the Products. All deviations will be investigated and fully documented by OFL. This documentation will be retained as part of the documentation for the batch (lot) affected. When deemed necessary, RMHB reserves the right to request additional or more in-depth investigation of the deviation by OFL. In all cases when a significant deviation occurs on a batch, RMHB will have the final review and decision-making responsibility as to the impact of the deviations on the Products, which will include the disposition of the affected batches (lots).

4.	Qualification and Process Validation of the Products.

a.	The production, processing, and packaging procedures of Products, including cleaning procedures where applicable, equipment and the personnel OFL intends to employ to make RMHB Products will be validated and qualified in writing by OFL

b.	The parties will work together to agree on a qualification/process validation report. OFL will promptly communicate any problems during the execution of the report to RMHB.

5.	Complaints Products. OFL will provide any complaint information that it receives from customers in the marketplace or regulatory authorities to RMHB within seven (7) days unless the complaint involves a safety issue like potential tampering or an adverse medical event, in which case it will be communicated immediately to RMHB. Upon the request by RMHB, OFL will investigate the complaints as required and provide a written report on the results of the investigation to RMHB within thirty (30) days, or sooner if required by RMHB.

6.	Recall of the Marketed Products. In the event that a recall or withdrawal of the Products from the marketplace is required because the product violates applicable laws, regulations, agreed upon specifications, or is deemed unacceptable for some other reason, whether or not such action is requested by any governmental agency, the initiating party shall notify the head of the other party. In the process of a recall or withdrawal, the parties shall fully cooperate in notifying customers and conducting the necessary activities. If a recall is initiated due to a defect in RMHB Products arising from a failure attributable to negligence or oversight by OFL, then OFL will indemnify, defend and hold harmless RMHB from any and all costs, expenses, damages or liabilities of any kind arising out of, or associated with, the recall.

7.	Audits and Inspections of Facilities and Products. OFL will notify RMHB of any inspections or actions by regulatory agencies or other enforcement bodies, which could potentially impact RMHB’ Products. OFL will provide RMHB with the results of all such regulatory audits in within seven (7) days. RMHB reserves the right to be present at OFL’s facility during the production, processing and packaging of RMHB Products and/or during the inspection of RMHB Products by any regulatory agencies. If requested, the results from audits of material suppliers conducted by OFL, covering materials to be used on RMHB Products, will be provided to RMHB for review.

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8.	Production Run. A production run will be based on the number of cans in a purchase order issued by RMHB to OFL. A purchase order may consist of one or more flavors or varieties. All purchase orders will specify the quantity and type of Product. OFL will use its commercially reasonable best faith efforts to produce, process and package the Products in the quantities and flavors requested and as promptly as commercially and reasonably practicable after a purchase order is received by RMHB.

OFL will produce, process and package RMHB’s Products to RMHB’s specifications for a Pack Fee per can as based on the following number of cans per production run.

< 10,000 cans	Pack Fee is $0.45 per can
10,001 to 25,000 cans	Pack Fee is $0.32 per can
25,001 to 45,000 cans	Pack Fee is $0.22 per can
45,001 to 250,000 cans	Pack Fee is $0.175 per can
250,001 to 500,000 cans	Pack Fee is $0.15 per can
500,001 to 750,000 cans	Pack Fee is $0.125 per can
750,001 to 1,000,000 cans	Pack Fee is $0.10 per can
> 1,000,001 cans	Pack Fee is $0.078

OFL agrees to consider modifying the pricing on larger volume production runs.

9.	Initial Flavors / Varieties:

a.	HEMP Raspberry Lemonade (12oz can)
b.	HEMP Dragon Fruit (12oz can)
c.	HEMP Pineapple Coconut (12oz can)
d.	HEMP Peach Mango (12oz can)
e.	Rocket High (16oz can)
f.	Rocket High sugar free (16oz can)
g.	California Black Tea (16oz can)
h.	California Black Tea sugar free (16oz can)
i.	California Lemonade (16oz can)
j.	California Lemonade sugar free (sugar free)
k.	Rocky Mountain High products (can sizes to be determined)
l.	Green Lotus products (can sizes to be determined)

10.	Initial Pack Sizes:

a.	12/12oz cans per case
b.	24/16oz cans per case

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11.	RMHB will provide the following ingredients and packaging materials:

a.	Cans and lids
b.	All ingredients that are combined to make the initial flavors/varieties
c.	Packaging
d.	Shrink sleeve labels

12.	RMHB will provide cans with Shrink sleeve labels until such time OFL installs a shrink sleeve applicator. Once it becomes operational, shrink sleeve labels cost will be in addition to the Pack Fee at the rate of $0.015 per can.

13.	Stretch Wrap included in Pack fee

14.	Pallets included in Pack fee

15.	OFL’s inspection and testing of Products included in Pack fee

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